BROKER-DEALER AND GENERAL AGENT

SALES AGREEMENT

AGREEMENT, dated as of March 15, 2016 (such date, following execution and delivery by all parties, to be the “Effective Date”), by and among AXA Distributors, LLC (“Distributor”), AXA Advisors, LLC (“Broker-Dealer”) and AXA Network, LLC (“General Agent”), both Delaware corporations.

W I T N E S S E T H:

WHEREAS, the Distributor and the Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and members of the Financial Industry Regulatory Authority (“FINRA”), and are both affiliates of General Agent;

WHEREAS, the General Agent is an Affiliate of the Broker-Dealer, and is an insurance agency duly licensed to sell variable life insurance and variable annuities in any state or other jurisdiction in which the General Agent intends to perform hereunder;

WHEREAS, AXA Equitable Life Insurance Company (“AXA Equitable”) has appointed Distributor as the principle underwriter and distributor for its funding agreement products and both the Distributor and Broker-Dealer as principal underwriters or distributors of the Variable Accounts and the MVA Interests and as distributor of the Contracts and has authorized the Distributor to recommend persons for appointment as agents of AXA Equitable to solicit applications for the sale of the Contracts;

WHEREAS, the General Agent is already authorized to offer and sell the Contracts to the general public through its agreement with the Broker-Dealer;

WHEREAS, the parties desire to make Distributor’s distribution system and compensation structure available to support the Broker-Dealer’s and General Agent’s wholesale and retail sales efforts;

WHEREAS, the parties recognize that, depending upon whether a transaction covered by this Agreement is a retail or wholesale transaction, certain portions of this Agreement may not be applicable;

WHEREAS, Broker-Dealer and General Agent may refer funding agreement customers to Distributor or to other broker-dealers with whom it has contracted;

WHEREAS, it is intended that the General Agent shall be authorized to offer and sell the Contracts to the general public through the Distributor subject to the terms and conditions set forth more fully herein;

WHEREAS, AXA Equitable has authorized the Distributor to enter into separate written agreements with broker-dealers registered under the 1934 Act which agree to participate in the distribution of the Contracts, and the parties hereto desire that the Broker-Dealer be authorized to solicit applications for the sale of the Contracts;

WHEREAS, in the future, Contracts may be issued by an insurance company which is an Affiliate of AXA Equitable and the Distributor may be authorized to promote the offer and sale of such Contracts in the same manner that AXA Equitable has authorized the Distributor to act, as described above.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

§1.1     Defined Terms. In addition to any terms defined elsewhere in this Agreement, the terms defined in this Section 1.1, whenever used in this Agreement (including in the Schedules and Exhibits), shall have the respective meanings indicated.

a.         Affiliated Person or Affiliate — With respect to a person, any other person controlling, controlled by, or under common control with, such person.

b.         Agent — An individual associated with the General Agent and registered with FINRA as a representative of the Broker-Dealer who is appointed by an AXA Equitable Company as an insurance agent for the purpose of soliciting applications for the Contracts.

c.         Broker-of-Record — The party designated in the AXA Equitable Companies records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is authorized to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the records of an AXA Equitable Company, at the time such Premium is accepted by such AXA Equitable Company. In the case of any payment of compensation payable with respect to Contract value or client services, the Broker-of-Record shall be the party designated as such in the records of an AXA Equitable Company, in accordance with the rules and procedures of the AXA Equitable Companies at the time any such payment is payable. In the case of compensation payable on annuitization of a Contract, the Broker-of-Record shall be the party designated as such in the records of an AXA Equitable Company on the annuity commencement date specified in such Contract.

d.         Contract Prospectus — The prospectus for the interests under the Contracts included within a Contract Registration Statement and including any Contract prospectus or supplement separately filed under the 1933 Act. The Contract Prospectus also shall include the statement of additional information which is part of the Contract Registration Statement, unless the context otherwise requires.

e.         Contract Registration Statements — The most recent effective registration statements, or most recent effective post-effective amendments thereto, relating to interests under the Contracts and in the Variable Accounts, as required by the 1933 Act and the 1940 Act, including financial statements therein and all exhibits thereto.

f.         Contracts — The classes of life insurance policies and annuity contracts, including certificates, issued by AXA Equitable or by an Affiliate of AXA Equitable which are identified in Schedule I. Schedule I may be modified from time to time, as provided in Section 2.6.

g.         AXA Equitable Companies or, individually, an AXA Equitable Company — AXA Equitable and any Affiliate of AXA Equitable which is an insurance company.

h.         MVA Interests — The market value adjustment interests under the Contracts.

i.         FINRA — Financial Industry Regulatory Authority.

j.         1940 Act — Investment Company Act of 1940, as amended.

k.         1934 Act — Securities Exchange Act of 1934, as amended.

l.         1933 Act — Securities Act of 1933, as amended.

m.         Premium — Any premium, contribution or other consideration relating to the Contracts.

n.         SEC — Securities and Exchange Commission.

o.         Trust — Any trust and/or other entity available for investment through the Variable Accounts under the Contracts.

p.         Trust Prospectus — The prospectus for the Trust included within the Trust Registration Statement and including any Trust prospectus or supplement separately filed under the 1933 Act. The Trust Prospectus also shall include the statement of additional information which is part of the Trust Registration Statement, unless the context otherwise requires.

q.         Trust Registration Statement — The most recent effective registration statement or most recent effective post-effective amendment thereto relating to the Trust as required by the 1933 Act and the 1940 Act, including financial statements therein and all exhibits thereto.

r.         Variable Accounts — Segregated asset accounts, each of which has been established by an AXA Equitable Company pursuant to state law as a funding vehicle for the Contracts. The Variable Accounts are divided into divisions that invest in shares of the Trust.

§1.2     Cross-References. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a section, article, schedule or exhibit of this Agreement, unless otherwise indicated.

ARTICLE II

Authorization of Broker-Dealer and General Agent

§2.1     Authority to Distribute Contracts. Pursuant to the authority granted to it by AXA Equitable, the Distributor hereby authorizes the Broker-Dealer, under the securities laws, and the General Agent, under the insurance laws, each in a non-exclusive capacity, to distribute the Contracts. The Broker-Dealer and the General Agent accept such authorization and agree to use their best efforts to find purchasers for the Contracts in each case acceptable to the AXA Equitable Company issuing such Contracts. The Broker-Dealer and the General Agent understand that the public offering of and solicitation for interests under the Contracts are not permitted to commence, or to continue, unless the Contract Registration Statements have become effective and, with respect to each state or other jurisdiction in which Contract applications are to be solicited, the Contracts are qualified for sale under all applicable securities and insurance laws. The Broker-Dealer and the General Agent agree that the solicitation of applications for the sale of the Contracts will commence as soon as practicable after the Contract Registration Statements have become effective.

§2.2     Notification by Distributor. The Distributor shall notify the Broker-Dealer and the General Agent:

a.         If there are no effective Contract Registration Statements, when the Contract Registration Statements have become effective;

b.         Of all states and other jurisdictions in which the Contracts are qualified for sale and of the states and other jurisdictions in which the Contracts may not be lawfully sold;

c.         Of any request by the SEC for any amendments or supplements to a Contract Registration Statement or of any request for additional information that must be provided by the Broker-Dealer or the General Agent or any Affiliate of the Broker-Dealer or the General Agent;

d.         Of the issuance by the SEC of any stop order with respect to a Contract Registration Statement or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts;

e.         If any event occurs as a result of which the Contract Prospectus(es) or any sales literature for the Contracts would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

The Distributor will provide the Broker-Dealer and the General Agent with notification of these matters immediately by telephone, with notification in writing promptly thereafter.

§2.3     Authority to Recommend Agent Appointments. The General Agent is vested under this Agreement with power and authority to select and recommend individuals who are associated with the General Agent and are registered representatives of the Broker-Dealer for appointment as agents of AXA Equitable, and only individuals so recommended by the General Agent to the Distributor shall become Agents, provided that AXA Equitable reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

§2.4     Limitations on Authority. Neither the Broker-Dealer nor the General Agent shall possess or exercise any authority on behalf of the Distributor or the AXA Equitable Companies other than that expressly conferred on the Broker-Dealer or the General Agent by this Agreement or their separate agreements with AXA Equitable. In particular, and without limiting the foregoing, neither the Broker-Dealer nor the General Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of the Distributor (i) to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; (ii) to waive any Contract provision; (iii) to extend the time for payment of any Premiums; or (iv) to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to an AXA Equitable Company).

§2.5     Insurer’s Right to Reject Applications. The Broker-Dealer and the General Agent acknowledge that each AXA Equitable Company has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant’s Premium. In the event that an AXA Equitable Company rejects an application solicited by an Agent, such AXA Equitable Company will return any Premium paid by the applicant to such applicant and will promptly notify the General Agent of such action. In the event that a purchaser exercises his or her free look right under a Contract, any amount to be refunded as provided in such Contract will be so refunded to the purchaser by or on behalf of the AXA Equitable Company that issued such Contract, and such AXA Equitable Company will promptly notify the General Agent of such action.

§2.6     Contracts Included Under Agreement. Schedule I to this Agreement describes the life insurance and annuity contracts which are included as Contracts under this Agreement. Schedule I may be amended by the Distributor in its sole discretion from time to time to include other classes of annuity contracts or life insurance contracts issued by an AXA Equitable Company and distributed by the Distributor pursuant to any distribution agreement with an AXA Equitable Company which relates to the Contracts. The provisions of this Agreement shall apply with equal force to such additional Contracts unless the context otherwise requires. Schedule I may be amended by the Distributor in its sole discretion from time to time to delete classes of annuity contracts or life insurance contracts.

§2.7     Independent Contractor Status. The Distributor acknowledges that the Broker-Dealer and the General Agent are each independent contractors. Accordingly, while the Broker-Dealer and the General Agent agree to use their best efforts to solicit applications for the Contracts, the Broker-Dealer and the General Agent are not obliged or expected to give full time and energies to the performance of their obligations hereunder or to sell or solicit a specified number of Contracts, nor are the Broker-Dealer and the General Agent obliged or expected to represent the Distributor or any AXA Equitable Company exclusively. Nothing herein contained shall constitute the Broker-Dealer, the General Agent, or any agents or representatives of the Broker-Dealer or the General Agent as employees of an AXA Equitable Company or the Distributor.

ARTICLE III

Licensing and Registration of Broker-Dealer, General Agent and Agents

§3.1     Broker-Dealer Qualifications. The Broker-Dealer represents that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of FINRA. The Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which the Broker-Dealer intends to perform its functions and fulfill its obligations hereunder and in which such registration is required, and be a member in good standing of FINRA.

§3.2     General Agent Qualifications. The General Agent represents that it is a licensed life insurance agent where required to solicit applications. The General Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction, as required by law or regulation, in which the General Agent intends to perform its functions and fulfill its obligations hereunder.

§3.3     Qualifications of Broker-Dealer’s Representatives. The Broker-Dealer represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Contracts on behalf of the Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold unless such individual is an associated person of the Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act), is not subject to a statutory disqualification (as that term is defined in the 1934 Act) and is duly registered with FINRA and any applicable state securities regulatory authority as a registered person of the Broker-Dealer qualified to distribute the Contracts in such state or other jurisdiction.

§3.4     Qualifications of General Agent’s Agents and Appointment of Agents. The General Agent represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Contracts on behalf of the General Agent in any state or other jurisdiction unless such individual is duly appointed as an agent of the General Agent, duly licensed and appointed as an agent of the appropriate AXA Equitable Company and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. The General Agent understands that certain states may require that a special variable contracts examination be passed by agent before he or she can solicit applications for the Contracts. Nothing in this Agreement is to be construed as requiring an AXA Equitable Company to obtain a license or issue a consent or appointment to enable any particular agent to sell Contracts. All matters concerning the licensing of any individuals recommended for appointment by the General Agent under any applicable state insurance law shall be a matter directly between the General Agent and such individual. The General Agent shall furnish the AXA Equitable Companies with proof of proper licensing of such individual or other proof, reasonably acceptable to the AXA Equitable Companies, of satisfaction by such individual of licensing requirements prior to the appointment of any such individual as an agent of any AXA Equitable Company. In conjunction with the submission of appointment papers for all such individuals as insurance agents of an AXA Equitable Company, the General Agent shall be deemed to represent that each individual is competent and qualified to act as an agent for the AXA Equitable Companies and to hold himself or herself out in good faith to the general public.

ARTICLE IV

Broker-Dealer and General Agent Compliance

§4.1     Supervisory Responsibilities of General Agent. The General Agent shall train, supervise and be solely responsible for the conduct of the Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents’ strict compliance with applicable rules and regulations of any governmental or other insurance authorities that have jurisdiction over insurance contract activities, as well as the rules and procedures of the AXA Equitable Companies pertaining to the solicitation, sale and submission of applications for the Contracts and the provision of services relating to the Contracts. The General Agent shall be solely responsible for background investigations of the proposed agents to determine their qualifications, good character and moral fitness to sell the Contracts.

§4.2     Supervisory Responsibilities of Broker-Dealer. The Broker-Dealer shall be responsible for securities training, supervision and control of the Agents in connection with their solicitation activities and any incidental services with respect to the Contracts and shall supervise Agents’ strict compliance with applicable federal and state securities laws and FINRA requirements in connection with such solicitation activities and with the rules and procedures of the AXA Equitable Companies.

§4.3     Compliance With Applicable Laws. The Broker-Dealer and the General Agent hereby represent and warrant that they are in compliance with all applicable federal and state securities laws and regulations and all applicable insurance laws and regulations, including, without limitation, state insurance laws and regulations imposing insurance licensing requirements. The Broker-Dealer and the General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. The Broker-Dealer and the General Agent shall notify the Distributor and the AXA Equitable Companies immediately in writing if Broker-Dealer and/or the General Agent fail to comply with any of the laws and regulations applicable to either of them.

§4.4     Compliance with Suitability Requirements. The Broker-Dealer will provide the Distributor with an annuity suitability certification declaring they have established and maintain a system to supervise recommendations to consumers reasonably designed to achieve compliance with all relevant laws and regulations regarding annuity sales practices and suitability.

§4.5     Restrictions on Sales Activity. The Broker-Dealer and the General Agent and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or other jurisdiction in which the Contracts may not lawfully be sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, the Broker-Dealer and the General Agent may rely on written notification, as revised from time to time, received from the Distributor.

§4.6     Premiums and Other Payments. All Premiums and loan repayments shall be sent promptly (and in any event not later than two business days after receipt) to the appropriate AXA Equitable Company at the address indicated in the rules and procedures of the AXA Equitable Companies, or at such other address as the AXA Equitable Companies or the Distributor may subsequently specify in writing. Each initial Premium shall be accompanied by a properly completed application for a Contract, unless such Premium is submitted in accordance with the procedures set forth in Exhibit A, which have been accepted and agreed to by the Broker-Dealer and the General Agent, as provided in Exhibit A. Checks in payment of Premiums or outstanding loans shall be drawn to the order of the appropriate AXA Equitable Company.

§4.7     Misdirected Payments. In the event that Premiums or loan repayments are sent to the General Agent or the Broker-Dealer, rather than to the appropriate AXA Equitable Company, the General Agent and the Broker-Dealer shall promptly (and in any event, within two business days) remit such Premiums to the appropriate AXA Equitable Company at the address indicated in the rules and procedures of the AXA Equitable Companies. The General Agent and the Broker-Dealer acknowledge that if any Premium or other payment is held at any time by either of them, such Premium or other payment shall be held on behalf of the client, and the General Agent or the Broker-Dealer shall segregate such Premium or other payment from their own funds and promptly (and in any event, within two business days) remit such Premium or other payment to the AXA Equitable Company issuing the Contract pursuant to which such amounts have been paid.

§4.8     Delivery of Contracts. Upon issuance of a Contract by an AXA Equitable Company and delivery of such Contract to the General Agent, the General Agent shall promptly deliver such Contract to its purchaser. For purposes of this provision, “promptly” shall be deemed to mean not later than five calendar days. Consistent with its administrative procedures, each AXA Equitable Company will assume that a Contract issued by it will be delivered by the General Agent to the purchaser of such Contract within five calendar days. As a result, if a purchaser exercises the free look rights under a Contract, the Broker-Dealer and the General Agent shall indemnify the AXA Equitable Company issuing a Contract for any loss incurred by such AXA Equitable Company that results from the General Agent’s failure to deliver such Contract to its purchaser within the contemplated five-calendar-day period.

§4.9     Restrictions on Communications. Neither the Broker-Dealer nor the General Agent, nor any of their directors, partners, officers, employees, registered persons, associated persons, agents or affiliated persons, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, the Variable Accounts or the Trust other than information or representations contained in the Contract and Trust Prospectuses, statements of additional information and Registration Statements, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing by the Distributor or that is approved by their appropriate internal staff consistent with their own procedures.

§4.10     Directions Given on Behalf of Contract Owners. The Broker-Dealer and the General Agent shall be solely responsible for the accuracy and propriety of any instruction given or action taken by an Agent on behalf of an owner or prospective owner of a Contract, including any instruction or action pursuant to Exhibit A. Neither the Distributor nor the AXA Equitable Companies shall have any responsibility or liability for any action taken or omitted by it or by them in good faith in reliance on or by acceptance of such an instruction or action.

§4.11     Restrictions on Sales Material and Name Usage. The Broker-Dealer and the General Agent shall neither use nor authorize the use of any promotional, sales or advertising material relating to the Contracts, the AXA Equitable Companies, the Variable Accounts, the MVA Interests or the Trust without the prior written approval of the Distributor or their appropriate internal staff consistent with their own procedures. Furthermore, the Broker-Dealer and the General Agent shall neither use nor authorize the use of the name of AXA Equitable or of an Affiliate of AXA Equitable, or any other name, trademark, service mark, symbol or trade style that is now or may hereafter be owned by AXA Equitable or by an Affiliate of AXA Equitable, except in the manner and to the extent that such use may be specifically authorized in writing by AXA Equitable or the Distributor.

§4.12     Market Timing and Other Prohibitions. The Broker-Dealer and the General Agent understand and acknowledge that the Distributor, in its sole discretion and at any time during the term of this Agreement, may restrict or prohibit the solicitation, offer or sale of Contracts and Premiums thereunder in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service. Should the Distributor determine in its sole discretion that the Broker-Dealer or the General Agent is soliciting, offering or selling, or has solicited, offered or sold, Contracts or Premiums subject to any so-called “market timing” or “asset allocation” program, plan, arrangement or service which is not permitted under this Agreement (an “unapproved program”), the Distributor may take such action which is necessary, in its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Article XI and any other liability that the Broker-Dealer and the General Agent might have, the Distributor may hold the Broker-Dealer and the General Agent liable for any damages or losses, actual or consequential, sustained by the Distributor or any of its Affiliates, or the Trust or any AXA Equitable Company, as a result of any unapproved program which causes such losses or damages following solicitation, offer or sale of a Contract or Premium subject to any unapproved program or similar service made available by or through the Broker-Dealer or the General Agent. Notwithstanding any prohibitions which may be imposed pursuant to this Section 4.11, the Broker-Dealer and its registered representatives who are Agents may provide incidental services in the form of guidance to applicants and owners of Contracts regarding the allocation of Premiums and Contract value, provided that such services are (i) solely incidental to the Broker-Dealer’s activities in connection with the sales of the Contracts, (ii) subject to the supervision and control of the Broker-Dealer, and (iii) furnished in accordance with rules and procedures prescribed by AXA Equitable.

§4.13     Tax Reporting Responsibility. The Broker-Dealer and the General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents and for any withholding of taxes from compensation paid to Agents, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

§4.14     Maintenance of Books and Records. The General Agent represents that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by the Distributor to reflect adequately the Contracts processed through the General Agent. The General Agent shall make such books and records available to the Distributor and/or an AXA Equitable Company at any reasonable time upon written request by the Distributor. The Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, FINRA and other agencies having jurisdiction and that may be reasonably required by the Distributor to reflect adequately the Contracts processed through the General Agent. The Broker-Dealer shall make such books and records available to the Distributor and/or an AXA Equitable Company at any reasonable time upon written request by the Distributor or an AXA Equitable Company.

§4.15     Bonding of Agents and Others. The Broker-Dealer represents that all directors, officers, employees, and registered representatives of the Broker-Dealer who are appointed pursuant to this Agreement as Agents for state insurance law purposes or who have access to funds of the AXA Equitable Companies, including but not limited to funds submitted with applications for the Contracts or funds being returned to purchasers of Contracts, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by the Broker-Dealer at the Broker-Dealer’s expense. Such bond shall be, at least, of the form, type and amount required under FINRA Conduct Rule 4360. The Distributor may require evidence, satisfactory to it, that such coverage is in force, and the Broker-Dealer shall give prompt written notice to the Distributor of any cancellation or change of coverage. The Broker-Dealer assigns any proceeds received from the fidelity bonding company to the AXA Equitable Companies to the extent of each AXA Equitable Company’s loss due to activities covered by the bond. If there is any deficiency amount, as a result of a deductible provision or otherwise, the Broker-Dealer shall promptly pay the affected AXA Equitable Company such amount on demand, and the Broker-Dealer hereby indemnifies and holds harmless such AXA Equitable Company from any such deficiency and from the costs of collection thereof (including reasonable attorneys’ fees).

§4.16     Reports to Insurers. The Broker-Dealer and the General Agent shall promptly furnish to each AXA Equitable Company or its authorized agent any reports and information that such AXA Equitable Company may reasonably request for the purpose of meeting such AXA Equitable Company’s reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of the FINRA.

ARTICLE V

Standard of Conduct for Agents

§5.1     Basic Rules of Conduct. The Broker-Dealer and the General Agent shall ensure that each Agent shall comply with a standard of conduct including, but not limited to, the following:

a.         An Agent shall be duly qualified, licensed and registered to solicit and participate in the sale of Contracts as provided in Article III.

b.         An Agent shall not solicit applications for the Contracts without delivering the appropriate Contract Prospectus(es), the Trust Prospectus and, where required by state insurance law (as set forth in a notice to be supplied by the AXA Equitable Companies), the then currently effective statement of additional information for the Contracts, and any other information whose delivery is specifically required. In soliciting applications for the Contracts, an Agent shall only make statements, oral or written, which are in accordance with the Contract Prospectus, the Trust Prospectus and written sales literature regarding the Contracts authorized by the Distributor. An Agent shall utilize only those applications for the Contracts provided to the General Agent by the Distributor.

c.         An Agent shall recommend the purchase of a Contract to an applicant only if he or she has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state regulatory authority, the SEC and FINRA. While not limited to the following, a determination of suitability shall be based on information supplied to an Agent after a reasonable inquiry concerning the applicant’s insurance and investment objectives and financial situation and needs.

d.         An Agent shall require that any payment of an initial Premium, whether in the form of a check or otherwise, shall be drawn in U.S. dollars on a bank located in the United States and made payable to the appropriate AXA Equitable Company and, if in the form of a check, signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums.

e.         All checks and applications for the Contracts received by an Agent shall be forwarded promptly and in any event not later than two business days after receipt, to the processing office designated by the AXA Equitable Companies.

f.         An Agent shall have no authority to endorse checks to an AXA Equitable Company.

g.         An Agent shall have no authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Contracts.

h.         An Agent shall make no representations concerning the continuation of non-guaranteed terms or provisions of the Contracts.

i.         An Agent shall have no authority to advertise for, on behalf of, or with respect to an AXA Equitable Company, the Distributor, the Variable Accounts, the MVA Interests, the Contracts or the Trust without prior written approval and authorization from the Distributor.

j .         An Agent shall have no authority to solicit applications for Contracts or Premiums thereunder which will be subject to or in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service which is an unapproved program.

k.         An Agent shall not furnish any transfer or other instructions by telephone to an AXA Equitable Company on behalf of an owner of a Contract without having first obtained from such owner a written authorization in a form acceptable to the AXA Equitable Companies.

l.         An Agent shall not encourage a prospective purchaser to surrender or exchange an insurance policy or contract issued by an AXA Equitable Company in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract issued by an AXA Equitable Company, except to the extent such surrenders or exchanges have been authorized by the Distributor. In the event that an insurance policy or contract issued by an AXA Equitable Company is surrendered or exchanged in order to purchase a Contract, no compensation shall be paid under this Agreement.

m.         An Agent shall act in accordance with the rules and procedures of the AXA Equitable Companies in connection with any solicitation activities relating to the Contracts.

ARTICLE VI

Responsibilities of Distributor for Marketing Materials and Reports

§6.1     Prospectuses and Applications Provided by Distributor. During the term of this Agreement, to the extent there are no existing arrangements in place with AXA Equitable, the Distributor will provide the Broker-Dealer and the General Agent, without charge, with as many copies of the Contract Prospectus(es), Trust Prospectus and applications for the Contracts, as the Broker-Dealer or the General Agent may reasonably request. Upon receipt from the Distributor of updated copies of the Contract Prospectus(es),

Trust Prospectus and applications for the Contracts, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such documents previously provided to them, except such copies as are needed for purposes of maintaining proper records. Upon termination of this Agreement, the Broker-Dealer and the General Agent will promptly return, to the Distributor, all Contract and Trust Prospectuses, Contract applications, and other materials and supplies furnished by the Distributor to the Broker-Dealer or the General Agent or to the Agents except the copies required for maintenance of records.

§6.2     Sales Material Provided by Distributor. During the term of this Agreement, the Distributor may provide promotional, sales and advertising material to be used by the Broker-Dealer and the General Agent. The Distributor will file such materials or will cause such materials to be filed with the SEC and FINRA, and with any state securities regulatory authorities, as required.

§6.3     Information Provided by Distributor. The Distributor will compile periodic marketing reports summarizing sales results to the extent reasonably requested by the Broker-Dealer or the General Agent.

§6.4     Scope of Sales Material References. For purposes of this Agreement, all references to sales, promotional, marketing or advertising material shall include, without limitation, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), and educational or training materials or other communications distributed or made generally available to some or all Agents or employees of the Broker-Dealer or the General Agent.

ARTICLE VII

Commissions, Fees and Expenses

§7.1     Compensation Schedule. During the term of this Agreement, the Distributor shall pay to the General Agent as compensation for Contracts for which it is the Broker-of-Record, the amounts set forth in Schedule II, as such Schedule II may be amended or modified at any time, in any manner and without prior notice by the Distributor, and subject to the other provisions of this Agreement. Any amendment to Schedule II will be applicable to any Contract for which an application or initial Premium is received by an AXA Equitable Company on or after the effective date of such amendment, in accordance with procedures established by the Distributor. Compensation with respect to any Contract shall be paid to the General Agent only for so long as the General Agent is the Broker-of-Record for such Contract.

§7.2     Limitations on Compensation. No compensation or reimbursement of any kind other than that described in this Agreement is payable to the General Agent or the Broker-Dealer. In addition, the Broker-Dealer and the General Agent recognize that, unless the provisions of Exhibit A apply to the receipt of an initial Premium, all compensation payable to the General Agent hereunder will be disbursed by or on behalf of the Distributor after each Premium is received and accepted by the appropriate AXA Equitable Company.

§7.3     Expenses Paid by Broker-Dealer and General Agent. Neither the Broker-Dealer nor the General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of the Distributor or any AXA Equitable Company. The Broker-Dealer and the General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless the Distributor shall have agreed in advance in writing to share the cost of certain expenses. Initial state appointment fees for agents of an AXA Equitable Company who are associated with the General Agent will be paid by such AXA Equitable Company unless otherwise paid by the General Agent or Broker-Dealer. Renewal state appointment fees for any Agent shall be paid by such AXA Equitable Company if, in the sole discretion of such AXA Equitable Company, its minimum production and activity requirements for the payment of renewal appointment fees have been met by such Agent. Each AXA Equitable Company shall establish reasonable minimum production and activity requirements for the payment of renewal state appointment fees, which may be changed by such AXA Equitable Company in its sole discretion at any time without notice. Except as otherwise provided herein, the Broker-Dealer will be obligated to pay all state appointment fees, including, but not limited to, renewal appointment fees not paid for by an AXA Equitable Company, transfer fees and termination fees, and any other fees required to be paid to obtain state insurance licenses for Agents. All of the foregoing in this Section 7.3 is subject to any agreements the Broker-Dealer and General Agent may have or put in place with any AXA Equitable Company.

§7.4     Offsets of Compensation Under Other Agreements. With respect to commissions, compensation or any other amounts owed by the Distributor or any Affiliate of the Distributor to the Broker-Dealer or the General Agent under any other agreement, the Distributor shall have a right to set off against such amounts any monies payable by the General Agent under this Agreement, including Schedule II, to the Distributor, to the extent permitted by applicable law. This right on the part of the Distributor shall not prevent both of them or either of them from pursuing any other means or remedies available to them to recover such monies payable by the General Agent.

§7.5     No Rights of Agents to Compensation Paid by Distributor. Agents shall have no interest in this Agreement or right to any commissions to be paid by the Distributor to the General Agent. The General Agent shall be solely responsible for the payment of any commission or consideration of any kind to Agents. The General Agent shall have no interest in any compensation paid by an AXA Equitable Company to the Distributor, now or hereafter, in connection with the sale of any Contracts under this Agreement.

ARTICLE VIII

Term and Exclusivity of Agreement

§8.1     Limited Classes of Contracts. This Agreement relates solely to the Contracts identified in Schedule I.

§8.2     Limited Term to Offer and Sell Contracts. The General Agent shall be authorized to offer and sell Contracts to the general public pursuant to this Agreement for a period of one year from the Effective Date, and, unless terminated earlier pursuant to Sections 8.3, 8.4 or 8.5, such authorization shall automatically continue for one-year periods thereafter; provided, however, that such authorization shall automatically terminate upon termination of any distribution agreement between the Distributor and an AXA Equitable Company relating to the Contracts.

§8.3     Termination of Authority to Offer and Sell Contracts. The General Agent’s authority to offer and sell Contracts to the general public pursuant to this Agreement may be terminated by any party hereto by giving not less than sixty (60) days advance written notice of such termination to the other parties to this Agreement.

§8.4     Termination of Agreement. This Agreement shall terminate and be of no further force or effect on the date the General Agent’s authority to offer and sell Contracts pursuant to this Agreement terminates pursuant to Section 8.2 or 8.3 above if there are no Contracts in effect on such date and no applications therefor have been received by an AXA Equitable Company prior thereto. If one or more Contracts are in effect on such date or any applications therefor have been received by an AXA Equitable Company prior thereto, then this Agreement shall thereafter continue in full force and effect in all other respects, notwithstanding the termination of the General Agent’s authority to offer and sell Contracts pursuant hereto, as to any of such Contracts in effect, such outstanding applications and/or Contracts subsequently issued pursuant thereto as to which the General Agent is the Broker-of-Record, for as long as the General Agent continues to be the Broker-of-Record with respect thereto unless earlier terminated pursuant to Section 8.5 below.

§8.5     Termination for Cause. If the Broker-Dealer or the General Agent shall default in their respective obligations under this Agreement, or breach any of their respective representations or warranties made in this Agreement, the Distributor may, at its option, cancel and terminate this Agreement without notice.

§8.6     Surviving Provisions. Upon termination of this Agreement pursuant to Section 8.4 or 8.5 above, all rights and obligations hereunder shall cease except that the provisions of Article XI, Section 4.13 and Sections 10.3 and 10.4 shall survive any termination of this Agreement.

ARTICLE IX

Complaints and Investigations

§9.1     Cooperation in Investigations and Proceedings. The Distributor, the Broker-Dealer and the General Agent shall each cooperate fully in any insurance regulatory investigation, proceeding or inquiry or in any judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, the Distributor, the Broker-Dealer and the General Agent shall cooperate fully in any securities regulatory investigation, proceeding or inquiry or in any judicial proceeding with respect to the Distributor, the Broker-Dealer, their Affiliates or their agents, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement. Copies of documents received by any party to this Agreement in connection with any judicial proceeding shall be furnished promptly to all of the other parties.

§9.2     Notification and Related Requirements. Without limiting the provisions of Section 9.1:

a.         The Broker-Dealer and the General Agent will be notified promptly of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial proceeding received by the Distributor or an AXA Equitable Company with respect to the Broker-Dealer, General Agent or any Agent.

b.         The Broker-Dealer and the General Agent will promptly notify the Distributor and the appropriate AXA Equitable Company of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial proceeding received by the Broker-Dealer, the General Agent or their Affiliates with respect to themselves, their Affiliates or any Agent in connection with any Contract marketed under this Agreement or any activity relating to any such Contract and, upon request by the Distributor, will promptly provide copies of all relevant materials to the Distributor.

c.         In the case of a customer complaint, the Distributor, the Broker-Dealer and the General Agent will cooperate in investigating such complaint, and any response by the Broker-Dealer or the General Agent to such complaint will be sent to the Distributor for written approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. The Distributor shall have final authority to determine the content of each such response.

ARTICLE X

Assignment, Amendment, Confidentiality

§10.1     Non-Assignable Except to Certain Affiliates. This Agreement shall be non-assignable by the parties hereto, except that a party may assign its rights and obligations to any subsidiary of, or any company under common control with, such party, provided that:

a.         the assignee is duly licensed to perform all functions required of that party under this Agreement;

b.         the assignee undertakes to perform such party’s functions hereunder; and

c.         in the event that the Broker-Dealer or the General Agent determines to assign its rights and obligations under this Agreement:

i.         such proposed assignment is approved in advance by the Distributor; and

ii.         the Broker-Dealer or the General Agent or assignee pays any state insurance agent appointment fees and any other charges or fees, including taxes, that become due and payable as a result of the assignment.

§10.2     Prior Agreements and Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except for any amendment of Exhibit A or of Schedule I, pursuant to the terms of Section 2.6, or Schedule II, pursuant to the terms of Section 7.1, may not be modified in any way unless by written agreement.

§10.3     Confidentiality.

a.         “Confidential Information” of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas, business practices and agents of such party in any medium, as well as the terms of the Agreement, but shall not include Nonpublic Personal Information (as defined below) which is subject to separate provisions of the Agreement. For purposes of the Agreement and unless otherwise indicated, reference to each party shall include their affiliates and the officers, directors, employees, agents and representatives of such party and its affiliates.

b.         All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. No party shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties’ consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties’ Confidential Information to its officers, directors, employees, agents and representatives to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of the Agreement by such officers, directors, employees, agents and representatives.

c.         The confidentiality obligations of this Section shall not restrict disclosure by any party to (i) any governmental and “quasi-governmental” authority having jurisdiction over such party, pursuant to any applicable state or federal laws, or (ii) by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order) and (iii) shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to the Agreement or any confidentiality agreements entered into before the effective date of the Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

§10.4.     Privacy.

a.         As used herein, “Nonpublic Personal Information” shall include all information about customers and potential customers subject to the protections of Title V of the Gramm-Leach-Bliley Act or any other federal or state laws or regulations relating to or protecting the privacy of customers and/or consumers (the “Privacy Laws”).

b.         Each party hereto shall comply with applicable Privacy Laws in connection with the sale and/or servicing of Products pursuant to the Agreement. Each party hereto shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Nonpublic Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and (iii) to protect against unauthorized access to or use of Nonpublic Personal Information.

c.         Except as otherwise provided herein, no Nonpublic Personal Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under the Agreement or as otherwise required or permitted under the Privacy Laws.

d.         Each party hereto shall inform the other of any violation of this Section by such individual or entity, and the other party hereto shall be entitled to take, or require such party to take, any reasonable measures to mitigate any harm, whether potential or actual, to customers or consumers resulting from any violation of this Section, including, but not limited to, termination of the Agreement.

ARTICLE XI

Indemnification

§11.1     Indemnification of Distributor. The Broker-Dealer and the General Agent, jointly and severally, shall indemnify and hold harmless each AXA Equitable Company, the Distributor and each person who controls or is associated with an AXA Equitable Company or the Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon:

a.         violation(s) by the Broker-Dealer, the General Agent or an Agent of federal or state securities laws or regulations, insurance laws or regulations, or any rule or requirement of FINRA;

b.         any unauthorized use of sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, the AXA Equitable Companies, the Variable Accounts, the MVA Interests or the Trust, by the Broker-Dealer, the General Agent or an Agent;

c.         claims by the Agents or other agents or representatives of the General Agent or the Broker-Dealer for commissions or other compensation or remuneration of any type;

d.         any action or inaction by any clearing broker or broker furnishing similar services through which the Broker-Dealer or the General Agent processes any transaction pursuant to this Agreement;

e.         any failure on the part of the Broker-Dealer, the General Agent or an Agent to submit Premiums or applications for Contracts or accurate and proper instructions of a Contract owner or prospective owner to the AXA Equitable Companies, or to submit the correct amount of a Premium, on a timely basis and in accordance with Sections 4.5 and 4.6 and the rules and procedures of the AXA Equitable Companies.

f.         any failure on the part of the Broker-Dealer, the General Agent, or an Agent to deliver Contracts to purchasers thereof on a timely basis in accordance with Section 4.7 and in accordance with the rules and procedures of the AXA Equitable Companies; or

g.         any other breach by the Broker-Dealer or the General Agent of any provision of this Agreement, including, without limitation, Section 5.1.

This indemnification will be in addition to any liability which the Broker-Dealer and the General Agent may otherwise have.

§11.2     Indemnification of Broker-Dealer and General Agent. The Distributor shall indemnify and hold harmless the Broker-Dealer and the General Agent and each person who controls or is associated with the Broker-Dealer or the General Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon a breach by the Distributor of any provision of this Agreement. This indemnification will be in addition to any liability which the Distributor may otherwise have.

§11.3     Notification and Procedures. After receipt by a party entitled to indemnification (“Indemnified Party”) under this Article XI of notice of the commencement of any action or threat of such action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article XI (“Indemnifying Party”), such Indemnified Party will notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so to notify the Indemnifying Party will not relieve it from any liability under this Article XI, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE XII

PATRIOT ACT

§12.1     PATRIOT ACT.

a.         The Broker-Dealer represents and warrants that it is complying and will continue to comply, with all applicable provisions of the USA PATRIOT Act of 2001 and the regulations adopted with respect thereto (collectively, the “PATRIOT Act”) and the requirements of the SEC and FINRA with respect thereto, including without limitation the obligation to establish and maintain an anti-money laundering program in accordance with Section 352 of the PATRIOT Act and a customer identification program in accordance with the Section 326 of the PATRIOT Act.

b.         The Broker-Dealer will provide the Distributor with an annual certification declaring it has established and actively maintain an anti-money laundering program reasonably designed to comply with all applicable requirements of the PATRIOT Act, including Customer Identification Program requirements and a sanctions compliance program reasonably designed to comply with all applicable regulations issued by the Treasury Department’s Office of Foreign Assets Control.

c.         The Distributor and AXA Equitable will have the right, upon reasonable notice, to obtain and review documentation evidencing compliance with the foregoing

ARTICLE XIII

Miscellaneous

§13.1     Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

§13.2     Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

§13.3     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§13.4     Notices. All notices under this Agreement shall be given in writing and addressed as follows:

if to the Distributor, to:

AXA Distributors, LLC

1290 Avenue of the Americas

New York, New York 10104

Attention: President

if to the Broker-Dealer or the General Agent, to:

AXA Advisors, LLC

AXA Network, LLC

1290 Avenue of the Americas

New York, New York 10104

Attention: President

or to such other address as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

§13.5     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions.

§13.6     No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

§13.7     Scope of Agreement. All Schedules and Exhibits to this Agreement are part of the Agreement.

ARTICLE XIV

Sales By or Through Banks

§14.1     Applicability of Article: Supplemental Definitions. This Article XIII applies only if the Broker-Dealer or the General Agent distributes Contracts in one or more of the following circumstances (collectively referred to as “Bank-Related Sales”): (i) on the premises of a bank, trust company, savings bank, savings and loan association, thrift, credit union or other institution (a) the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”), National Credit Union Share Insurance Fund or similar organization; (b) which is chartered, organized, regulated or supervised under the authority of any federal or state bank, thrift, credit union or similar financial institution regulatory agency or authority (collectively, “Banks”); (ii) by means of personal, telephone, mail or other oral or written contacts originating from the premises of a Bank; or (iii) to persons who are referred to the Broker-Dealer or General Agent by a Bank pursuant to a customer list, mailing, Bank employee referrals or otherwise. For purposes of this Article XIII, the term “Bank Regulatory Requirements” shall include (i) the Interagency Statement on Retail Sales of Nondeposit Investment Products (February 14, 1994), issued by the U.S. Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Fed”), the FDIC and the U.S. Office of Thrift Supervision (the “OTS”), as supplemented or amended from time to time, and the Joint Interpretations on the Interagency Statement (September 12, 1995), issued by the OCC, the Fed, the FDIC and the OTS and Credit Union Letter No. 150 issued by the National Credit Union Administration, and (ii) any federal or state laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements which may be administered, adopted, promulgated, enforced or applied with respect to any Bank-Related Sales under this Agreement (regardless of whether any such requirement is of general or specific applicability) by any federal or state bank or financial institution regulatory agency or authority. For purposes of this Article XIII, the term “Variable Product Regulatory Requirements” shall include (i) any applicable federal or state securities laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements or self-regulatory organization rules, orders, notices, bulletins, advisory opinions or memorandum which may be administered, adopted promulgated, enforced or applied with respect to any Bank-Related Sales (regardless of whether any such requirement is of general or specific applicability), including without limitation the SEC’s no-action letter cited as Chubb Securities Corporation (avail. Nov. 24, 1993) and FINRA Conduct Rule 3150; and (i) any applicable state insurance laws, regulations, pronouncements, orders, directives, circulars, agreements in writing, memoranda, commitments in writing or other legal or supervisory requirements which may be administered, adopted, promulgated, enforced or applied with respect to any Bank-Related Sales (regardless of whether any such requirement is of general or specific applicability) by any state insurance regulatory agency or authority.

§14.2     Conditions for Bank-Related Sales. The authorization to distribute Contracts which is conferred on the Broker-Dealer and the General Agent under Article II shall not include Bank-Related Sales in connection with any Bank unless: (I) such activities are conducted under the terms of a written agreement with such Bank, which agreement complies in all respects with applicable Bank Regulatory Requirements and Variable Product Regulatory Requirements and the terms and conditions of this Agreement and to which the Bank and all related service corporations are parties (herein, a “Bank Agreement”); (ii) written notice of the execution of the Bank Agreement is provided to the Distributor in advance of the commencement of any sales and solicitation activity thereunder; and (iii) the Distributor shall not have objected to the Bank Agreement within [10] business days after receiving such notice. The Broker-Dealer or General Agent shall, upon request of the Distributor, provide the Distributor with a copy of each Bank Agreement. The Broker-Dealer and the General Agent shall promptly notify the Distributor in writing of (i) any amendment, supplement, modification or termination to or of any Bank Agreement and (ii) any failure on the part of any party to a Bank Agreement to comply fully with its terms and provisions. The Distributor reserves the right to terminate its approval of any Bank Agreement at any time upon written notice, and the Broker-Dealer and General Agent agree to take appropriate action upon receipt of such notice to terminate such Bank Agreement and wind up their activities thereunder.

§14.3     Compliance with Bank Regulatory Requirements and Variable Products Regulatory Requirements. Notice of a Bank Agreement pursuant to Section 13.2 shall constitute confirmation of a representation and warranty by each of the Broker-Dealer and the General Agent, on behalf of themselves and the Agents, that each of them is in compliance with all Bank Regulatory Requirements applicable to third parties engaged in Bank-Related Sales. The Broker-Dealer and the General Agent shall have the exclusive responsibility vis-à-vis the Distributor for ensuring strict compliance with all Bank Regulatory Requirements and Variable Product Regulatory Requirements by all parties to the Bank Agreement with respect to any Bank-Related Sales, as well as strict compliance by such parties with the terms and conditions of this Agreement. The Broker-Dealer and the General Agent each undertake to keep the

Distributor promptly informed of any amendments, supplements or changes to applicable Bank Regulatory Requirements or Variable Product Regulatory Requirements which may affect this Agreement or the Bank Agreement.

§14.4    Prospectuses and Applications Provided by Distributor; Sales Materials. During the term of this Agreement, the Distributor will provide the Broker-Dealer and the General Agent, without charge, with any many copies of the Contract Prospectus(es), Trust Prospectus(es) and applications for the Contracts, containing those disclosures specifically required by any applicable Bank Regulatory Requirements with respect to products not insured by the FDIC and similar matters, as the Broker-Dealer or the General Agent reasonably may request for purposes of Bank-Related Sales pursuant to an approved Bank Agreement. The Broker-Dealer and the General Agent shall have exclusive responsibility for ensuring the use and delivery of such materials, and any sales materials described in Article VI, in compliance with applicable Bank Regulatory Requirements and Variable Product Regulatory Requirements. The terms of Article VI otherwise shall govern the furnishing, use and return of such documents and materials.

§14.5    Supplemental Indemnification of Distributor. In addition to the indemnifications provided to the Distributor under Section 11.1, the Broker-Dealer and the General Agent, jointly and severally, shall indemnify each person entitled to indemnification under Section 11.1 for any losses, claims, damages or liabilities (as described in Section 11.1) arising out of or based on violations or failures to comply with any Bank Regulatory Requirements or Variable Product Regulatory Requirements. The provisions of Article XI shall govern the terms and procedures with respect to any indemnifications provided under this Section 13.5.

§14.6     Construction With Other Provisions. The provisions of this Article XIII are in addition to the other terms and conditions of this Agreement. In the event of any inconsistency between the provisions of this Article XIII and any other term or condition of this Agreement, the requirements of this Article XIII and not such other term or condition, shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

Distributor:
AXA DISTRIBUTORS, LLC

By:
Name: Kevin Kennedy
Title: Senior Vice President

Broker-Dealer and General Agent:
AXA ADVISORS, LLC

By:	*
Name: David W. Karr
Title: Chairman, AXA Advisors

General Agent:
AXA NETWORK, LLC

By:	*
Name: David W. Karr
Title: Chairman, AXA Network

*	Duly authorized officer of company to sign here on behalf of such company.

EXHIBIT A

Special Procedures for Initial Premium Transmittal

As indicated in Section 4.5, an initial Premium which is not accompanied by a properly completed application for a Contract may be accepted by an AXA Equitable Company if the Broker-Dealer and the General Agent have accepted, agreed to and complied with the procedures set forth in this Exhibit A.

Wire Transmittal and Electronic Data Transmission of Application Information

1.        The Broker-Dealer will cause the initial Premium to be paid to the appropriate AXA Equitable Company by wire transfer.

2.        The wire transfer will be accompanied by an electronic transmission of application information in a form prescribed by the AXA Equitable Companies.

3.        The proposed Contract issuance will not occur in any of the following states: Kentucky, New York, North Carolina, and Pennsylvania.

4.        The proposed Contract issuance will not involve any of the following:

a.        A contract replacement.

b.        A contract exchange within the meaning of Section 1035 of the Internal Revenue Code.

c.        The funding of benefits under a tax-qualified retirement plan or individual retirement account.

5.        The Broker-Dealer and the General Agent will advise the proposed owner of the Contract that, unless a transaction has been requested in writing by the owner and the signature of the owner has been guaranteed, no financial transactions with respect to the Contract shall be executed until a signed acknowledgment form has been received by the appropriate AXA Equitable Company.

6.        Any cost associated with the correction of an error made in the investment of an initial Premium shall be borne by the Broker-Dealer, unless such error results directly from any improper action of an AXA Equitable Company.

7.        If any required customer Acknowledgment of Receipt or other required documentation is not received in a timely manner or if the owner of the Contract requests a return of the initial Premium after the Premium has been invested and the Contract issued, or if any of the conditions described in the recovery of compensation provisions of Schedule II occur, such recovery provisions shall apply.

Wire Transmittal and Submission of Application

1.        The Broker-Dealer will cause the initial Premium to be paid to the appropriate AXA Equitable Company by wire transfer.

2.        The wire transfer will be accompanied by a simultaneous telephone facsimile transmission of application information in a form prescribed by the AXA Equitable Companies.

3.        Any cost associated with the correction of an error made in the investment of an initial Premium shall be borne by the Broker-Dealer, unless such error results directly from any improper action of an AXA Equitable Company.

4.        If no properly completed application for a Contract is received by an AXA Equitable Company within the period of time specified by it and the initial Premium is therefore returned to the proposed owner of the Contract, or if the owner of the Contract requests a return of the initial Premium after the Premium has been invested and the Contract issued, or if any of the conditions described in the recovery of compensation provisions of Schedule II occur, such recovery provision shall apply.

2